March 26, 2010

Eternal Energy Corp.
2549 West Main Street, Suite 202
Littleton, CO  80120

Attention:  Brad Colby

Dear Mr. Colby:

Re:	Purchase of Royalty

This letter sets out the agreement between the undersigned concerning the matters described below:

Background

A.           Eternal Energy Corp. ("Eternal") holds the following overriding royalties on production from the Royalty Lands:

1.	Earned Solo Lands: A 4% overriding royalty on production in respect of the Earned Solo Lands (the "Eternal Solo ORR") pursuant to the Eternal Solo ORR Agreement;

2.	Earned AMI Lands: A 5% overriding royalty on production in respect of the Earned AMI Lands (the "Eternal AMI ORR") pursuant to the Eternal AMI ORR Agreement; and

3.	Residual Royalty Lands: A 5% overriding royalty on production in respect of the Residual Royalty Lands (the "General Eternal ORR") pursuant to the General Eternal ORR Agreement.

B.           Eternal has agreed to sell and Ryland Oil Corporation ("Ryland") has agreed to purchase 100% of the Eternal Royalties for cash, Ryland Shares and the Hardy Assets as described below.

Agreement

Now therefore the parties agree as follows:

1.	Definitions. In addition to any other defined terms and phrases, the following definitions shall apply:

(a)	“Border Acreage Sale” has the meaning set forth in Clause 12(a)(ii) hereof;

(b)
"Claims" means all losses, damages, expenses (including reasonable legal and other professional fees), liabilities (whether accrued, actual, contingent, latent or otherwise), judgments, penalties, fines, claims, lawsuits, causes of action, proceedings, investigations and demands or other obligations of whatever nature or kind and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

(c)	"Closing" means the completion of the transactions contemplated by this Agreement;

(d)	“Closing Date” means the later of the following:

(i)	April 7, 2010; and

(ii)	Three (3) business days following TSXV approval as contemplated in Clause 7 herein;

(e)
"Crescent Point" means Crescent Point Energy Corp., the successor in interest to TriAxon's assets pursuant to a court approved Plan of Arrangement effective December 15, 2009, such assets including, without limitation, TriAxon's interests under the 2009 Farmout and in and to the Earned AMI Lands, the Earned Solo Lands and the Earned 2009 Lands;

(f)	"Earned AMI Lands" means the Petroleum Substances within the Bakken Formation underlying the following Royalty Lands:

Sections 4, 9, 16, 17, 20 and 21-1-15 W2M;

(g)	"Earned Solo Lands" means the Petroleum Substances within the Bakken Formation underlying the following Royalty Lands:

Sections 5, 6, 7, 17 to 20, 29, 30 and 32-1-14 W2M and Sections 1, 2, 3, 10 to 15, 22, 23 and 24-1-15 W4M;

(h)	“Effective Date” has the meaning set forth in Clause 6 hereof;

(i)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

(j)	"Environmental Liabilities" means:

(i)
any and all Claims arising directly or indirectly from contamination or other adverse situations pertaining to the Environment and relating to or caused by the Hardy Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such Claim, contamination or other adverse situation occurs or arises in whole or in part prior to, at or subsequent to the Effective Date; and

(ii)
all past, present and future Claims arising directly or indirectly, whether before or after the Effective Date, from (A) Environmental Matters; (B) non-compliance with, violation of or liability under any Environmental Regulations; or (C) the Abandonment and Reclamation Obligations;

(k)	"Environmental Matters" means, in relation to the Environment, any activity, event or circumstance in respect of or relating to past, present or future activities regarding the Hardy Assets including:

(i)
the storage, use, holding, collection, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling, transportation or release of hydrocarbon, hazardous substances and environmental contaminants;

(ii)	the protection of the Environment; or

(iii)	pollution, reclamation or restoration of the Environment;

(l)
"Environmental Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction pertaining to the Environment in relation to the Hardy Assets;

(m)
"Eternal AMI ORR Agreement" means that certain Overriding Royalty Agreement dated May 21, 2009 between Pebble, TriAxon and Wild River Resources Ltd. (whose interests were acquired by Crescent Point as to 75% and Shelter Bay Energy Inc. as to 25%), as Royalty Payors and Eternal, as Royalty Owner, as amended;

(n)
"Eternal Royalties" means the entire right, title and interest of Eternal in and to any and all overriding royalties which Eternal currently holds or has the right to acquire in and to any and all production from any and all of the Royalty Lands, including without limitation, the Eternal Solo ORR, the Eternal AMI ORR and the General Eternal ORR;

(o)	"Eternal Royalty Agreements" means the Eternal Solo ORR Agreement, the Eternal AMI ORR Agreement and the General Eternal ORR Agreement;

(p)	"Eternal Solo ORR Agreement" means that certain Overriding Royalty Agreement dated May 21, 2009 between Pebble and TriAxon, as Royalty Payors and Eternal, as Royalty Owner, as amended;

(q)	"General Eternal ORR Agreement" means that certain Overriding Royalty Agreement dated September 4, 2008 between Pebble, as Royalty Payor and Eternal, as Royalty Owner, as amended;

(r)	"GST" means the goods and services tax exigible pursuant to the Excise Tax Act (Canada) with respect to the subject transactions;

(s)
"Hardy Abandonment and Reclamation Obligations" means all obligations to (i) abandon the Hardy Well and restore and reclaim the surface site thereof, (ii) decommission and remove any facilities and equipment comprised in the Tangibles and restore and reclaim the surface sites thereof, and (iii) reclaim and restore the surface of any of the Hardy Lands, all in accordance with the Environmental Regulations;

(t)	"Hardy Assets" means the Hardy PNG Rights, the Hardy Tangibles and the Hardy Miscellaneous Interests;

(u)
"Hardy Lands" means the specified stratigraphic zones or intervals within, upon or under the lands set forth and described in Schedule "B", insofar as rights to the Petroleum Substances within those zones or intervals are granted by the Hardy Leases;

(v)
"Hardy Leases" means the leases, licenses, permits and other documents of title by virtue of which the holder thereof is (i) entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Hardy Lands, (ii deemed to be entitled to a share of Petroleum Substances removed from the Hardy Lands or any lands with which the Hardy Lands are pooled or unitized or (iii) entitled to share in the proceeds generated by, or to receive payments calculated by reference to the quantity or value of, such production including, without limitation, the documents of title as described in Schedule "B" and, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;

(w)
"Hardy Miscellaneous Interests" means the entire interest of Ryland/Pebble in and to all property, assets, interests and rights on or with respect to the Hardy Lands, other than the Hardy PNG Rights and the Hardy Tangibles per se, to the extent such property, assets, interests and rights pertain to the Hardy PNG Rights or the Hardy Tangibles, or any rights relating thereto including, without limitation, the Hardy Well, the associated wellbore and the casing contained therein;

(x)	"Hardy PNG Rights" means the entire interest of Ryland/Pebble in and to the Hardy Lands and the Hardy Leases;

(y)
"Hardy Tangibles" means the entire interest of Ryland/Pebble in and to the equipment described in Schedule “B” and any facilities and any other tangible depreciable property and assets located in or on the Hardy Lands and used or intended to be used to produce, store, process, gather, treat, measure, make marketable or inject the Petroleum Substances or in connection with water injection or removal operations that pertain to the Hardy PNG Rights including, without limitation, any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, separators, pumps, tanks and boilers;

(z)	“Hardy Well" means the well described in Schedule "B";

(aa)	"Pebble" means Pebble Petroleum Inc.;

(bb)
"Petroleum Substances" means crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, sulphur and every other mineral or substance, whether liquid, solid or gaseous, or any of them;

(cc)
“PST” means the 5% provincial sales tax exigible pursuant to the Act for the Imposition and Collection of Taxes on Consumers and Users of Tangible Personal Property and Certain Services (Saskatchewan);

(dd)	"Residual Royalty Lands" means all of the Royalty Lands, excepting the Earned AMI Lands and the Earned Solo Lands;

(ee)
"Royalty Lands" means the hydrocarbon properties described in Schedule "A", the same being comprised of the Earned AMI Lands, the Earned Solo Lands and the Residual Royalty Lands and, for greater certainty, includes any and all lands within the Pebble Beach Prospect (as likewise described in Schedule "A") in which Pebble holds an interest as of the date of this Agreement;

(ff)	"Ryland Shares" means voting common shares without par value in the capital stock of Ryland;

(gg)	"TriAxon" means TriAxon Limited Partnership;

(hh)	“TSXV” means the TSX Venture Exchange; and

(ii)	"2009 Farmout" means that certain Letter Farmin Agreement dated February 25, 2009 between Pebble, as Farmor and TriAxon, as Farmee.

2.	Schedules. The following schedules are attached hereto and made a part of this Agreement:

Schedule “A”	-	Royalty Lands
Schedule “B”	-	Hardy Assets
Schedule “C”	-	Form of Representation Letter of the Seller

3.
Sale of Royalties.  Eternal, for the consideration set out in Clause 4, agrees to sell, convey, transfer and assign to Ryland 100% of Eternal's right, title, estate and interest in and to the Eternal Royalties (the "Sale Royalties") such sale, conveyance, transfer and assignment to have effect as of the Effective Date.

4.	Consideration. In consideration of the sale, conveyance, transfer and assignment of the Sale Royalties by Eternal to Ryland, Ryland shall pay to Eternal the following:

(a)
Share Consideration:  On Closing, issue 2,145,883 Ryland Shares (the "Sale Shares") to Eternal at a deemed price of CDN $0.36 per share for a total deemed share consideration value of CDN $772,500 (the "Share Consideration").  Eternal acknowledges that the Sale Shares will be subject to a hold period expiring four (4) months and one day after the date of issuance, after which the Sale Shares shall be freely tradeable in Canada. Eternal further acknowledges that the Sale Shares will not be registered in the United States and consequently there will be resale restrictions in the United States. The certificate or certificates in respect of the Sale Shares shall be endorsed with legends reflecting the foregoing restrictions:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR QUALIFIED UNDER ANY U.S. STATE SECURITIES LAW, AND, UNLESS SO REGISTERED, SUCH SECURITIES MAY ONLY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (B) TO THE CORPORATION, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.  "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.";

provided that, if at the time any or all of the Sale Shares are sold (a) Ryland is then a “foreign issuer” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and (b) the Sale Shares are sold in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable Canadian securities laws and regulations, then Ryland shall, or shall cause its transfer agent to, remove the legend on the certificate representing such shares within two business days of the receipt of a duly executed Representation Letter of the Seller in substantially the form annexed hereto as Schedule C;

provided further, that, if any of the Sale Shares are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed upon the delivery to Ryland’s transfer agent of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to Ryland, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws.

(b)
Property Consideration:  On Closing, convey, transfer and assign the Hardy Assets to Eternal, or its nominee, EERG Energy ULC, its wholly owned Canadian subsidiary, for a deemed value of CDN $240,001 (the "Property Consideration"), the same to be allocated as follows:

(i)	Hardy PNG Rights: CDN $115,000;

(ii)	Hardy Tangibles: CDN $125,000; and

(iii)	Hardy Miscellaneous Interests: CDN $1.00.

Eternal acknowledges that the Hardy Assets are currently owned by Pebble and that ownership will be transferred to Ryland prior to Closing; and

(c)
Cash Consideration:  On June 1, 2010, pay to Eternal USD $3,000,000 (net of any required withholding taxes Ryland is obligated to deduct from the aforesaid payment and remit to the Canada Revenue Agency (the "CRA") as provided in Section 116 of the ITA) by way of wire transfer or as otherwise directed by Eternal in writing (the "Cash Consideration"). Ryland acknowledges and agrees that a re-conveyance back to Eternal for 60% of the Sale Royalties will be escrowed at Closing with Miller Thomson, solicitors for Ryland, who will be appointed as escrow agent, as security for the payment of the Cash Consideration.   The parties further agree that such re-conveyance of 60% of the Sale Royalties shall be released to Eternal immediately upon Ryland’s failure to pay the Cash Consideration by the close of business on June 1, 2010.

5.	Canadian Tax Matters.

(a)
Section 85 Rollover:  It is the intention of the parties that the sale of the Sale Royalties will be effected as a "rollover" pursuant to section 85(1) of the Income Tax Act (Canada) (the "ITA") with the intent that Eternal will not be liable for the immediate payment of income tax in Canada on the Share Consideration, but rather will obtain a tax deferral until such time as Eternal sells the Sale Shares.  The parties will file all necessary documents with the CRA to evidence their election to effect the purchase and sale of the Sale Royalties as a transaction under section 85(1) of the ITA concurrent with the tax clearance application described in Clause 5(b) below.

(b)
Withholding Tax:  Promptly following execution of this Agreement, Eternal, with the assistance of Ryland, will apply to the CRA for a tax clearance certificate under section 116 of the ITA to limit the Canadian withholding tax on the Property Consideration and the Cash Consideration to no more than 28%.  To that end, Eternal acknowledges that it may be required to prepare and file a tax return with the CRA in support of its application.

(c)
Ryland Assistance:  Ryland agrees to instruct its Canadian tax advisors to provide all advice and assistance reasonably required by Eternal and its tax advisors to complete the application described above and all ancillary forms and to assist in filing same with the CRA and responding to questions and comments, all with a view to having Eternal's application granted within a reasonable time.

(d)
Possible Amendments:  The parties agree to amend this Agreement or execute such additional agreements as may be recommended by their tax advisors to more properly reflect their intentions as set out in this Section 5.

(e)	GST and PST: Eternal acknowledges that it is liable for payment on Closing of federal GST and PST on the sale price of the Hardy Tangibles and the Hardy Miscellaneous Interests.

6.
Adjustments.  The effective date of the sale, conveyance, transfer and assignment of the Sale Royalties to Ryland and the conveyance, transfer and assignment of the Hardy Assets to Eternal will be April 1, 2010 (the "Effective Date"). The parties acknowledge and agree that, upon Closing and except as may hereafter be expressly provided to the contrary, Ryland (as to the Sale Royalties) and Eternal (as to the Hardy Assets) will assume and be responsible for 100% of all expenses and obligations associated with the assets they acquire hereunder but there will be no adjustment or accrual with respect to any expenses and obligations paid or incurred prior to the Effective Date.  For greater certainty, an adjustment will be made to reflect the royalties payable to Eternal by Pebble to March 31, 2010 and payable in accordance with the Eternal Royalty Agreements. Final adjustments will be made by May 31, 2010.

7.
TSXV Acceptance.  This Agreement is subject to TSXV acceptance. Ryland agrees to make application to the TSXV for acceptance promptly upon execution of this Agreement and use its reasonable best efforts to obtain such acceptance within 30 days of execution. Eternal agrees to assist Ryland by providing such information as the TSXV may reasonably require and which is within Eternal's knowledge or control.

8.
Closing.  The Closing shall take place at 2:00 pm on the Closing Date in the offices of Ryland in Vancouver, BC or at such other date, time, place and manner as the parties may mutually agree upon in writing. On Closing (a) Eternal shall execute and deliver such general and specific conveyances, transfers and assignments and other documents as Ryland may reasonably require to complete the sale, conveyance, transfer and assignment of the Sale Royalties, and (b) Ryland shall deliver the TSXV acceptance letter and a certificate representing the Sale Shares and, further, Ryland shall execute and deliver such general and specific conveyances, transfers and assignments and other documents as Eternal may reasonably require to complete the conveyance, transfer and assignment of the Hardy Assets.  Each party shall also deliver such further documentation as the other party may reasonably request to complete the transactions contemplated hereby including, without limitation, officer's certificates in respect of each party's representations and warranties and any required escrow documentation to secure the payment of the Cash Consideration.  All documentation delivered at Closing shall be in form and substance satisfactory to the parties, acting reasonably. Eternal shall deliver to Ryland all of its files and other records pertaining to the Sale Royalties as soon as commercially reasonable following Closing and Ryland, in turn, shall deliver to Eternal all of its lease and agreement files and other records pertaining to the Hardy Assets as soon as commercially reasonable following Closing.

9.
Pre-Closing Hardy Operations.  Prior to Closing, Ryland shall cause the Hardy Assets to be maintained in the ordinary course of business, consistent with past practice and applicable law, and shall cause all obligations under the relevant mineral leases and any other agreements affecting the Hardy Assets to be performed and complied with and neither Ryland nor Pebble shall, without Eternal's prior written consent, commence or consent to any operation in respect of the Hardy Assets, remove or dispose of any of the Hardy Assets, amend any Hardy Lease or other agreement affecting the Hardy Assets or grant any security interest in respect of the Hardy Assets.

10.
Hardy Review Period.  Ryland agrees that Eternal shall have until March 31, 2010 to undertake a title review and environmental assessment in respect of the Hardy Assets ("Review Period").  On or before the end of the Review Period, Eternal shall advise Ryland in writing if in Eternal's sole opinion, acting reasonably, Ryland/Pebble's title to such interests is sufficient and it has obtained a satisfactory environmental assessment that it wishes to proceed with the sale of the Sale Royalties.  Failure to provide Ryland with such a notice prior to the expiration of the Review Period will be deemed to be an election by Eternal to proceed.

11.	Liability.

(a)
Pre-Effective Date Obligations:  Eternal shall remain liable for all liabilities and obligations in respect of the Sale Royalties existing or that arise out of events occurring prior to the Effective Date and Eternal shall discharge and satisfy such liabilities and obligations and indemnify Ryland from and against any and all Claims associated therewith.  Subject to Clause 11(c), Ryland shall likewise remain liable for all liabilities and obligations in respect of the Hardy Assets existing or that arise out of events occurring prior to the Effective Date and Ryland shall discharge and satisfy such obligations and indemnify Eternal from and against any and all Claims associated therewith.

(b)
Post-Effective Date Obligations:  Upon Closing, Ryland shall assume 100% of all liabilities and obligations in respect of the Sale Royalties arising or that arise out of events occurring after the Effective Date and Ryland shall discharge and satisfy such liabilities and obligations and indemnify Eternal from and against any and all Claims associated therewith.  Eternal, upon Closing, shall assume 100% of all liabilities and obligations in respect of the Hardy Assets (including, without limitation, those arising under the Hardy Leases or any other relevant agreements), arising or that arise out of events occurring after the Effective Date and Eternal shall discharge and satisfy such obligations and indemnify Ryland from and against any and all Claims associated therewith.

(c)
Hardy Environmental Liabilities:  Notwithstanding anything else herein contained, Eternal agrees that it shall, upon Closing (i) be solely liable and responsible for any and all Claims relating to events or conditions on, prior to, and after the Effective Date which Ryland or Pebble may suffer, sustain, pay or incur, and (ii) indemnify and save Ryland and Pebble harmless from any and all Claims whatsoever which may be brought against or suffered by them or which they may sustain, pay or incur, in either case as a result of any matter or thing arising out of, resulting from, attributable to or connected with any Environmental Liabilities pertaining to the Hardy Assets, or any of them, including, without limitation, damage from or removal of hazardous or toxic substances, clean-up and the Abandonment and Reclamation Obligations.  Once Closing has occurred, Eternal shall be solely responsible for all Environmental Liabilities respecting the Hardy Assets and the performance of the Abandonment and Reclamation Obligations (as between Ryland/Pebble and Eternal), and releases Ryland and Pebble from any Claims Eternal may have against Ryland and Pebble with respect to all such liabilities and responsibilities.  The parties have taken into account Eternal's assumption of responsibility for the future Abandonment and Reclamation Obligations associated with the Hardy Assets, as set forth in this Agreement, and Ryland and Pebble's release of responsibility therefor when they determined the Property Consideration.

(d)
Pre-Closing Termination Options:  Notwithstanding the foregoing, should any liability or obligation arise after the Effective Date but prior to Closing which would materially affect the value of the Sale Royalties or the Hardy Assets, Ryland or Eternal, as applicable, shall have the option prior to Closing to terminate the proposed transactions by giving the other party written notice.

12.	Representations and Warranties.

(a)	Eternal: Eternal makes the following representations and warranties to Ryland, all of which shall be true and accurate in all material respects as of the Closing:

(i)	Organization and Standing: Eternal is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)
Power and Authority:  Eternal has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder and this Agreement has been approved by all necessary corporate action on the part of Eternal.  The consummation of this Agreement will not violate, nor be in conflict with, (A) any provision of the governing documents of Eternal, (B) any agreements to which Eternal is a party, or (C) any judgment, decree, ordinance, law, regulation or permit. In particular, the within sale of the Sale Royalties and the proposed concurrent sale to Rover Resources, Inc. ("Rover") of Eternal's interest in certain North Dakota hydrocarbon properties (the "Border Acreage Sale") does not constitute a sale of substantially all of Eternal's assets and, consequently, Eternal does not require the approval of its shareholders to enter into this Agreement or to perform its obligations hereunder;

(iii)
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of Eternal enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(iv)
Litigation:  To the best of Eternal’s knowledge, there is no claim, lawsuit, accident investigation, arbitration or administrative proceeding pending or threatened in any venue involving Eternal or the Sale Royalties which would or might have an adverse effect on the Sale Royalties or the ability of Eternal to consummate the transactions contemplated by this Agreement;

(v)
No Consents or Rights of First Refusal:  Except for the consent of the royalty payors under the Eternal Royalty Agreements, there are no consents required or rights of first refusal or similar rights triggered as a result of the contemplated sale of the Sale Royalties;

(vi)
Compliance with Laws:  To the best of Eternal's knowledge, all laws, rules, regulations, ordinances and orders of all local, provincial and federal governmental bodies having jurisdiction over the Sale Royalties have been complied with;

(vii)	Contracts: Except for the Eternal Royalty Agreements, there are no other contractual arrangements with respect to the Sale Royalties; and

(viii)	Full Disclosure: To the best of Eternal's knowledge, none of the above representations and warranties fails to state a material fact necessary to make the statements contained therein not misleading.

(b)	Ryland: Ryland makes the following representations and warranties to Eternal, all of which shall be true and accurate in all material respects as of the Closing:

(i)
Organization and Standing:  Ryland is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is authorized, operating through Pebble, to conduct business in the Province of Saskatchewan;

(ii)
Power and Authority:  Ryland has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder and this Agreement has been approved by all necessary corporate action on the part of Ryland.  The consummation of this Agreement will not violate, nor be in conflict with, (A) any provision of the governing documents of Ryland, (B) any agreements to which Ryland is a party, or (C) any judgment, decree, ordinance, law, regulation or permit;

(iii)
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of Ryland enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(iv)
Litigation:  To the best of Ryland’s knowledge, there is no claim, lawsuit, accident investigation, arbitration or administrative proceeding pending or threatened in any venue involving Ryland or the Hardy Assets which would or might have an adverse effect on the Hardy Assets or the ability of Ryland to consummate the transactions contemplated by this Agreement;

(v)	Material Agreements: All of the material agreements which relate to or otherwise affect the Hardy Assets are listed in Schedule "B";

(vi)
Taxes Paid:  All taxes and assessments based upon or measured by the ownership of the Hardy Assets which have become due and payable prior to the Effective Date have been timely paid and any of the foregoing which need to be paid prior to Closing will likewise be timely paid;

(vii)	Lease Burdens Paid: All rentals and other financial burdens arising in respect of the Hardy Assets have been timely and properly paid and will continue to be timely and properly paid up to Closing;

(viii)
Validity of Leases:  Ryland has not received any notices of default in respect of the Hardy Leases or any other agreements related to the Hardy Assets and, to the best of Ryland's knowledge, the foregoing leases and agreements are in full force and effect;

(ix)	No Consents or Rights of First Refusal: There are no consents required or rights of first refusal or similar rights triggered as a result of the contemplated sale and transfer of the Hardy Assets;

(x)
Compliance with Laws:  To the best of Ryland's knowledge, all laws, rules, regulations, ordinances and orders of all local, provincial and federal governmental bodies having jurisdiction over the Hardy Assets have been complied with;

(xi)
No Proposals or Commitments:  No proposals or commitments exist that would obligate Eternal to make expenditures in respect of the Hardy Assets after the Effective Date other than routine expenses incurred in the normal operation of the Hardy Assets, other than any expenditures which Eternal may choose to make in order to meet the offset obligations set out in those two Notices of Offset Obligations issued May 15, 2009 by the Saskatchewan Ministry of Energy and Resources in respect of Lease PN61692, copies of which have been delivered to Eternal;

(xii)
Hardy Environmental:  Pebble has not been charged with and, to the best of Ryland's knowledge, there are no pending charges or investigations against Pebble relating to any breach of Environmental Regulations,  nor has Pebble any knowledge of any breach of Environmental Regulations, nor any knowledge of the basis for a claim by any third party (including governmental authorities) of pollution or other environmental damage arising from the Hardy Assets or the ownership thereof, and Pebble has not received (i) any orders or directives under the Environmental Regulations which relate to Environmental Liabilities and which require any work, repairs, construction or capital expenditures with respect to the Hardy Assets, where such orders or directives have not been complied with in all material respects; or (ii) any demand or notice issued under the Environmental Regulations with respect to the breach of any environmental, health or safety law applicable to the Hardy Assets including, without limitation, any Environmental Regulations relating to the release, use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding;

(xiii)
Contracts:  To the best of Ryland's knowledge, there are no gas contracts, gas balancing or similar arrangements, agreements for the transportation, processing or disposal of hydrocarbons, joint operating agreements or contract operating agreements affecting the Hardy Assets;

(xiv)	No Wells other than the Hardy Well: To the best of Ryland's knowledge , except for the Hardy Well, there are no wells located on or directly related to the operation of the Hardy Assets;

(xv)	No Areas of Mutual Interest: To the best of Ryland's knowledge, the Hardy Assets are not subject to an agreement which provides for an area of mutual interest;

(xvi)	Sale Shares: The Sale Shares will on issuance be fully paid and non-assessable and will be listed for trading on the TSXV;

(xvii)
Securities Filings:  The Sale Shares will be issued to Eternal pursuant to an exemption from the registration and prospectus requirements of applicable securities laws and regulations. Forthwith after the Closing, Ryland shall file such forms and documents as may be required under the applicable securities laws and regulations in Canada relating to the issuance of the Sale Shares, including a Form 45-106F1 as prescribed by National Instrument 45-106;

(xviii)
Full Disclosure:  To the best of Ryland's knowledge, none of the above representations and warranties fails to state a material fact necessary to make the statements contained therein not misleading; and

(xix)
SEDAR Filings:  All documents filed by Ryland on SEDAR (the “Ryland Disclosure Documents”) as of their respective dates, were filed on a timely basis and in compliance in all material respects with all applicable legislation and did not, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  As of their respective dates, the financial statements of Ryland included in the Ryland Disclosure Documents complied as to form in all material respects with applicable accounting requirements and legislation.  Such financial statements fairly presented the financial position of Ryland at and as of the dates thereof and the results of its operations, cash flows, and changes in shareholders’ equity for the periods then ended.

13.	Conditions of Closing. The obligations of the parties to close the subject transactions shall be subject to satisfaction of the following conditions, which may be waived by notice in writing:

a)	TSXV Acceptance: The TSXV shall have accepted for filing this Agreement on the terms set out herein;

(b)	Compliance with Agreement: Each party shall have delivered all documents required to be delivered by it and otherwise complied with the terms of this Agreement in all material respects;

(c)	Representations and Warranties: The representations and warranties of each party shall be true and accurate in all material respects on and as of Closing;

d)
No Material Adverse Change:  Prior to Closing, no material adverse change in the Sale Royalties or the Hardy Assets or the business conducted in relation thereto shall have occurred, whether by casualty or otherwise; and

(e)	Concurrent Closing of Border Acreage Sale: Rover and Eternal shall concurrently close the Border Acreage Sale.

14.
Casualty.  The risk of loss due to fire or other casualty or condemnation shall be with Eternal (as to the Sale Royalties) and Ryland (as to the Hardy Assets) at all times prior to Closing and shall be borne 100% by Ryland (as to the Sale Royalties) and Eternal (as to the Hardy Assets) thereafter.  If any material portion of the assets generating the Sale Royalties or the Hardy Assets shall be damaged, destroyed or condemned prior to Closing (or if condemnation is threatened), Eternal and Ryland shall each have the right to terminate this Agreement at or prior to Closing without further obligation to the non-terminating party.

15.
Survival.  The representations and covenants of Eternal and Ryland shall survive Closing for a period of 6 months and shall be deemed to apply to all agreements and instruments executed in accordance herewith, it being the express intention of the parties that there shall not be any merger of the aforesaid representations and covenants notwithstanding any rule of law, equity of statute to the contrary, all such rules being waived.  Each of Eternal and Ryland shall indemnify the other from and against all Claims arising within the aforesaid survival period which are occasioned by reason of a representation being untrue or inaccurate.

16.
No Consequential Damages.  No party shall be liable to the other hereunder for indirect, consequential, special or punitive damages including, without limitation, loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity.

17.
Press Releases.  The parties each acknowledge that the other is a publicly traded entity and that each shall be required to issue a press release concerning this Agreement and the transactions contemplated hereunder.  Nothing herein shall prevent a party from furnishing any information to any governmental agency or regulatory authority or to the public insofar and to the extent such disclosure is required by applicable law (including, without limitation, securities laws or the rules or regulations of any stock exchange applicable to such party), provided that a party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other party with a draft of such statement in sufficient time prior to its release to enable such other party to review such draft and advise the disclosing party of any comments it may have with respect thereto.

18.	Amendment. This Agreement may only be amended by a formal written instrument executed by proper signing officers for the parties.

19.
Waiver.  The parties acknowledge and agree that any waiver of the provisions of this Agreement shall only be binding upon the waiving party if evidenced in writing and signed on behalf of the waiving party; any such waiver shall apply only to the particular breach, default, obligation or provision specifically identified and waived and not to any other breaches, defaults, obligations or provisions, whether or not similar; any such waiver shall not constitute a continuing waiver unless expressly stated; and any delay or omission on the part of a party in exercising any right or power under this Agreement shall not impair the ability of such party to exercise such right or power or be considered to be a waiver of, or acquiescence to, any breach or default.

20.
Notices.  Any notices which may be required to be given under the terms of this Agreement shall be in writing and shall be considered duly delivered if personally delivered or sent by facsimile to the addresses of the parties as set out below:

If to Ryland:		If to Eternal:

Ryland Oil Corporation		Eternal Energy Corp.
Suite 302, 1620 West 8th Avenue		2549 West Main Street, Suite 202
Vancouver, British Columbia		Littleton, Colorado
V6J 1V4		80120
Facsimile:	604.639.4458	Facsimile:	303.798.5767
Attn:	Gerry Shields	Attn:	Brad Colby
	President		Chief Executive Officer

21.	Non-Assignable. This Agreement is not assignable by either party.

22.	Inurement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, receivers, receiver-managers and trustees.

23.	Headings. The headings utilized in this Agreement are inserted for convenience of reference only and shall not affect the construction of the provisions hereof.

24.	Gender and Number. This Agreement shall be read with all changes in gender and number as may be required by the context.

25.
Conflict.  Wherever any provision, whether express or implied, of any schedule conflicts or is at variance with any provision of the main body of this Agreement, the provision in the main body shall prevail. Wherever any provision, whether express or implied, of this Agreement conflicts or is at variance with any documentation issued in furtherance thereof, the provision of this Agreement shall prevail.

26.
Weekend or Holiday Dates.  If any date for the payment of monies or the fulfillment of an obligation or any other stipulated deadline falls on a Saturday, Sunday or statutory holiday, such date will be postponed to the next following business day unless the parties expressly agree to the contrary.

27.	Governing Law/Courts.

(a)
Governing Laws:  This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta.  To the extent that the location of the Royalty Lands or the Hardy Assets in the Province of Saskatchewan requires the application of the laws in force in the Province of Saskatchewan, such laws shall be adduced as evidence in the Alberta courts having jurisdiction in respect of a dispute arising hereunder.

(b)
Courts:  The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

28.
Invalidity of Provisions.  If any provision of this Agreement or the application thereof to any party or circumstance shall to any extent be held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, the application of such provision to parties or circumstances other than those to which it is held invalid, illegal or unenforceable or the validity, legality or enforceability of such provision in any other jurisdiction shall not in any way be affected or impaired thereby and such provision shall be severable from this Agreement to the extent of such invalidity, illegality or unenforceability.

29.
Negotiated Transaction.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

30.
Further Assurances, Intent.  It is Eternal’s intent to convey to Ryland 100% of Eternal’s right, title, estate and interest in and to the Sale Royalties, legal, beneficial or equitable, and it is likewise Ryland’s intent to, among other things, convey to Eternal 100% of Ryland/Pebble’s right, title, estate and interest in and to the Hardy Assets, legal, beneficial or equitable.  In this regard, both parties agree to execute and deliver all such instruments, conveyances and other documents and do such other acts not inconsistent with the terms of this Agreement as may be necessary or advisable to carry out each party’s intent as stated herein.

31.
Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the matters addressed herein and shall supercede all prior agreements between the parties in relation thereto, whether written or oral.  In addition, each of Ryland and Eternal acknowledges and agrees that this Agreement and the agreement providing for the Border Acreage Sale supercede and replace that certain Letter Agreement dated November 25, 2009 between Ryland and Eternal, and the Lock Up Agreements executed in conjunction therewith by the officers and directors of Eternal, pursuant to which Ryland was going to acquire all of the issued and outstanding shares of common stock of Eternal.

32.
Counterpart Execution/Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument. In addition, facsimile or scanned email copies of executed counterparts shall be conclusively regarded for all purposes as originally executed counterparts pending the delivery of the originals.

Please confirm your agreement to the foregoing by signing and returning a copy of this Agreement to the attention of the undersigned prior to 4:30 p.m. MST on March 26, 2010.

Sincerely,

RYLAND OIL CORPORATION

Per:          /s/ Gerald J. Shields
Gerald J. Shields
President

AGREED to and ACCEPTED this 26th day of March, 2010.

ETERNAL ENERGY CORP.

Per:          /s/ Bradley M. Colby
Bradley M. Colby
Chief Executive Officer